Exhibit 4.44

AMENDMENT NO. 1 TO CREDIT AGREEMENT

THIS AMENDMENT NO. 1 TO CREDIT AGREEMENT, dated as of February 14, 2008 (this “Amendment”), by and among the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), WELLS FARGO FOOTHILL, INC., a California corporation, as the administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), BAIRNCO CORPORATION, a Delaware corporation (“Parent”), each of Parent’s Subsidiaries identified on the signature pages hereof as a Borrower (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a “Borrower”, and collectively, jointly and severally, as the “Borrowers”) and the Guarantors signatory hereto.

WHEREAS, Borrowers, Agent and the Lenders are parties to that certain Credit Agreement, dated as of July 17, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; unless otherwise defined herein, all capitalized terms used in this Amendment shall have the meanings ascribed to such terms in the Credit Agreement);

WHEREAS, the Borrowers and the Guarantors have requested that Agent and the Lenders modify the Credit Agreement to provide grants of additional collateral in return for waivers of certain defaults; and

WHEREAS, Agent and the Lenders are willing to consent to such requested modification on and subject to the terms set forth herein;

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:

1.           Definitions. Any capitalized term used herein and not defined shall have the meaning assigned to it in the Credit Agreement.

2.           Amendments to the Credit Agreement.

(a)           New Definitions.  Schedule 1.1 to the Credit Agreement, Definitions, is hereby modified and amended by adding the following definitions in the appropriate alphabetical order:

““Amendment No. 1” means Amendment No. 1 to Credit Agreement, dated as of February 14, 2008, by and among the Loan Parties, Agent and the Required Lenders.

“Amendment No. 1 Effective Date” means the date Amendment No. 1 becomes effective pursuant to Section 3 of Amendment No. 1.

“H&H” means Handy & Harman, a New York corporation.

 “H&H Security Agreement” means the Pledge and Security Agreement dated as of February 14, 2008, made by H&H and certain of its Subsidiaries in favor of the Second Lien Agent.

“Release Conditions” means the date upon which Parent and its Subsidiaries (i) have complied with the Leverage Ratio covenant in Section 6.16(c) of the Credit Agreement (as in effect prior to the Amendment No. 1 Effective Date) for a period of not less than two consecutive fiscal quarters ending after the Amendment No. 1 Effective Date and (ii) have Availability of at least $4,000,000, before and after giving effect to any proposed release, distribution or payment, as the case may be.

“Rights Offering” means the rights offering by WHX, estimated to be consummated on or before March 31, 2008, pursuant to which WHX is distributing to the holders of its common stock subscription rights to purchase shares for up to an aggregate purchase price of $200,000,000.

“Rights Offering Payment” means a $10,000,000 prepayment of the Term Loan from the proceeds of the Rights Offering, provided that if less than $10,000,000 of the Term Loan is outstanding on the date of such prepayment, the remaining portion of such proceeds not applied to the Term Loan shall be applied to prepay the Second Lien Indebtedness.

“Steel Partners” means Steel Partners II, L.P., a Delaware limited partnership.

“Steel Partners Junior Investment” means a subordinated investment (which may be in the form of an equity investment or subordinated indebtedness) made after the Amendment No. 1 Effective Date by Steel Partners or WHX, directly or indirectly, in the Parent, on terms and conditions, to the extent it is Indebtedness, reasonably equivalent to the Subordinated Indebtedness outstanding on the Amendment No. 1 Effective Date, in an amount equal to (x) $10,000,000 minus (y) any Rights Offering Payment, the proceeds of which were used to prepay the Term Loan; provided that if less than $10,000,000 of the Term Loan is outstanding on the date of such prepayment, the remaining portion of such proceeds not applied to the Term Loan shall be applied to the Second Lien Indebtedness; provided, further, that such subordinated investment may replace, all or in part, the Steel Partners Working Capital Guaranty.

“Steel Partners Working Capital Guaranty” means a limited guaranty made by Steel Partners in favor of Agent and the Second Lien Agent, in form as attached hereto as Exhibit A, pursuant to which Steel Partners will guaranty the payment of the Obligations and the Second Lien Indebtedness in an amount equal to (i) $10,000,000 minus (ii) any Rights Offering Payment; provided, that (x) such guaranty shall be enforceable no earlier than twelve months after the occurrence of an Event of Default that has not been cured or waived and (y) payments made by Steel Partners thereunder shall be applied, first, to the Term Loan until paid in full and, second, to the Second Lien Indebtedness; provided, further, that such limited guaranty may be replaced, all or in part, with the Steel Partners Junior Investment.”

(b)           Existing Definitions. Schedule 1.1 to the Credit Agreement, Definitions, is hereby modified and amended by deleting the following definitions in their entirety and inserting in lieu thereof the following:

““EBITDA” means, with respect to any fiscal period, Parent’s and its Subsidiaries’ consolidated net earnings (or loss), minus extraordinary gains, interest income, plus interest expense, income taxes, and depreciation and amortization for such period, plus or minus, as the case may be, deferred financing costs that are written off so long as such costs arise from financings effectuated prior to the Closing Date, non cash amortization of deferred financing costs related to the Obligations and the Second Lien Indebtedness, non cash gains or losses arising from the sale of capital assets, non cash gains or losses arising from the write up or write down of assets (including the non cash write down associated with the JD Edwards system), non-cash period pension costs or credit related to any existing Employee Plan, and any non cash extraordinary gains or losses (in each case, to the extent included in determining net income) for such period, in each case, determined on a consolidated basis in accordance with GAAP; provided, that for the calculations contemplated in Section 6.16 of the Agreement, EBITDA shall be determined (A) before any Approved Addback Expenses, (B) before Kasco Non-recurring Expenses, (C) before actual costs and expenses related to the sale process of Kasco incurred on or prior to December 31, 2008, (D) before any moving expenses and any related plant closure or asset disposal expenses of Arlon Signtech, Ltd. incurred on or prior to December 31, 2008 and (E) before actual costs and expenses related to the transactions contemplated by this Agreement in an aggregate amount not to exceed $500,000, in each case to the extent such items impact net income.

“Guarantors” means (a) Parent, (b) each Subsidiary of Parent (other than Borrowers, or any other Subsidiary that is a CFC and that is not required to guaranty the Obligations pursuant to Section 5.16), and (c) solely for purposes of Sections 4.9, 14.1(i), 15.12 and 17.8 of this Agreement, if the Steel Partners Working Capital Guaranty has been duly executed and delivered to Agent and has not been terminated, Steel Partners, and “Guarantor” means each of (a) and (b) above and, solely for purposes of Sections 4.9, 14.1(i), 15.12 and 17.8 of this Agreement, (c) above.”

(c)           Inventory Sublimit. Schedule 1.1 to the Credit Agreement, Definitions, is hereby further modified and amended by (i) deleting the word “and” at the end of clause (d)(iii) of the definition of Borrowing Base and replacing it with the word “minus” and (ii) deleting clause (d)(iv) of the definition of Borrowing Base in its entirety.

(d)           Section 6.7(b) of the Credit Agreement, Prepayment and Amendments, is hereby amended and restated in its entirety to read as follows:

“(b)           make any payment on account of the Steel Partners Junior Investment, the Steel Partners Working Capital Guaranty, any Rights Offering Payment, or any Indebtedness that has been contractually subordinated in right of payment if such payment is not permitted at such time under the subordination terms and conditions; provided, however, so long as no Event of Default has occurred and is continuing after giving effect to any repayment, (i) the Steel Partners Junior Investment may be repaid and the Steel Partners Working Capital Guaranty may be terminated by the Parent so long as the Release Conditions have been satisfied, (ii) the Steel Partners Junior Investment and the Rights Offering Payment may be repaid or the amount of the Steel Partners Working Capital Guaranty may be reduced by the Parent from the proceeds of (x) tax refunds received by the Parent and its Subsidiaries, not in excess of $3,000,000 in the aggregate, (y) the Canadian pension overfunding, not in excess of $2,000,000 in the aggregate, and (z) other cash contributions made by WHX or Steel Partners, and (iii) the Steel Partners Working Capital Guaranty shall be terminated if its amount is reduced to zero; provided, that in the case of any subordinated debt of the Parent and its Subsidiaries to Steel Partners, such subordinated debt may be repaid if the following conditions are met: (x) the Release Conditions have been met, (y) the Rights Offering Payment has been fully made, the Steel Partners Junior Investment was made or the Steel Partners Working Capital Guaranty is in effect, and (z) the funds used to repay such subordinated debt are derived solely from an equity or debt infusion by WHX or Steel Partners (in addition to their respective commitment under Amendment No. 1 or this Agreement), on terms no more favorable to Steel Partners than the terms of the Subordinated Indebtedness outstanding on the Amendment No. 1 Effective Date; or”

(f)           Section 6.10 of the Credit Agreement, Distributions, is hereby amended and restated in its entirety to read as follows:

“6.10                          Distributions. Make any distribution or declare or pay any dividends (in cash or other property, other than common Stock of the Parent) on, or purchase, acquire, redeem, or retire any of Parent's Stock, of any class, whether now or hereafter outstanding, except for distributions permitted under Section 6.7(b) in connection with the repayment of any Steel Partners Junior Investment and/or Rights Offering Payment.”

(g)           Section 6.16(a) of the Credit Agreement, Minimum TTM EBITDA, is hereby amended and restated in its entirety to read as follows:

“(a)           Minimum TTM EBITDA.  Permit TTM EBITDA to be less than the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$14,000,000	For the 12- month period ending March 31, 2008
$14,500,000	For the 12- month period ending June 30, 2008
$15,000,000	For the 12- month period ending September 30, 2008
$15,500,000	For the 12- month period ending December 31, 2008
$16,000,000	For the 12- month period ending March 31, 2009
$16,500,000	For the 12- month period ending June 30, 2009
$17,000,000	For the 12- month period ending September 30, 2009
$17,500,000	For the 12- month period ending December 31, 2009
$18,000,000	For the 12- month period ending March 31, 2010 and ending each fiscal quarter thereafter”

(h)           Section 6.16(b) of the Credit Agreement, Fixed Charge Coverage Ratio, is hereby amended and restated in its entirety to read as follows:

“(b)           Fixed Charge Coverage Ratio.  Have a Fixed Charge Coverage Ratio, measured on a quarterly basis, less than the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Ratio	Applicable Period
0.75:1.0	For the 12- month period ending March 31, 2008
0.75:1.0	For the 12- month period ending June 30, 2008
0.75:1.0	For the 12- month period ending September 30, 2008
0.75:1.0	For the 12- month period ending December 31, 2008
0.80:1.0	For the 12- month period ending March 31, 2009
0.85:1.0	For the 12- month period ending June 30, 2009
0.90:1.0	For the 12- month period ending September 30, 2009
0.95:1.0	For the 12- month period ending December 31, 2009
1.0:1.0	For the 12- month period ending March 31, 2010 and ending each fiscal quarter thereafter”

(i)           Section 6.16(c) of the Credit Agreement, Leverage Ratio, is hereby amended and restated in its entirety to read as follows:

“(c)           Leverage Ratio.  Have a Leverage Ratio, measured on a quarterly basis, more than the applicable ratio set forth in the following table for the applicable date set forth opposite thereto:

Applicable Ratio	Applicable Date
6.74:1.0	March 31, 2008
6.48:1.0	June 30, 2008
6.09:1.0	September 30, 2008
5.68:1.0	December 31, 2008
5.53:1.0	March 31, 2009
5.38:1.0	June 30, 2009
5.23:1.0	September 30, 2009
5.08:1.0	December 31, 2009
5.00:1.0	March 31, 2010 and the last day of each fiscal quarter thereafter

(j)           Section 7 is hereby amended by adding Section 7.17 to the Credit Agreement immediately following Section 7.16, to read as follows:

7.17           The failure of the Borrowers to deliver to Agent by March 31, 2008 either (i) the Steel Partners Working Capital Guaranty duly executed by Steel Partners or (ii) evidence of the Steel Partners Junior Investment, unless prior to such date Agent received evidence that (A) the Rights Offering was completed and (B) the Rights Offering Payment of at least $10,000,000 was made.”

3.           Consent to Merger of Pension Plans.  As of the Amendment No. 1 Effective Date, Agent and the Lenders hereby consent to the merger of the Parent’s pension plan with and into the pension plan of WHX.

4.           Conditions to Effectiveness.  The effectiveness of this Amendment is subject to the fulfillment, in a manner satisfactory to Agent and the Lenders, of each of the following conditions precedent (the date such conditions are fulfilled or waived by Agent and the Lenders is hereinafter referred to as the “Amendment No. 1 Effective Date”):

(a)           Representations and Warranties; No Event of Default.  The representations and warranties herein, in Section 4 of the Credit Agreement and in each other Loan Document and certificate or other writing delivered to Agent and the Lenders pursuant hereto on or prior to the Amendment No. 1 Effective Date shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) after giving effect to this Amendment on and as of the Amendment No. 1 Effective Date as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date), and no Default or Event of Default shall have occurred and be continuing on the Amendment No. 1 Effective Date or would result from this Amendment becoming effective in accordance with its terms.

(b)           Payment of Fees, Etc.  The Borrowers shall have paid all fees, costs, expenses and taxes payable on the Amendment No. 1 Effective Date by the Borrowers pursuant to Section 17.10 of the Credit Agreement.

(c)           Delivery of Documents.  Agent and the Lenders shall have received the following, each in form and substance satisfactory to Agent and, unless indicated otherwise, dated the Amendment No. 1 Effective Date:

(i)           counterparts of this Amendment, duly executed by the Required Lenders, Agent, each Loan Party;

(ii)          a certified copy of (A) a limited guaranty duly executed by H&H and its applicable Subsidiaries in favor of the Second Lien Agent, and (B) the H&H Security Agreement, duly executed by H&H, each of it’s applicable Subsidiaries, and the Second Lien Agent;

(iii)         a certified copy of that certain subordination and intercreditor agreement among Second Lien Agent, Wachovia Bank, N.A. and Steel Partners, duly executed by the parties thereto;

(iv)        a fully executed amendment and consent containing the corresponding  amendment to those contained herein (where applicable) under the Second Lien Credit Agreement, which shall be in form and substance satisfactory to Agent;

(v)         a certificate of an officer of each Loan Party, certifying that such Loan Party has not amended or otherwise modified (A) its charter, certificate of formation or other organizational document or (B) its by-laws, operating agreement or other similar agreement, in each case since the Closing Date (or, if any such organizational document has been amended or otherwise modified, attaching a true, correct and complete copy of such amendment or modification);

(vi)        a certificate of an officer of each Loan Party, certifying as to the matters set forth in subsection (a) of this Section 4;

(vii)       such other agreements, instruments, approvals, opinions and other documents as Agent may reasonably request.

5.           Representations and Warranties.  Each of the Borrowers and the Guarantors represents and warrants as follows:

(a)           The execution, delivery and performance by the Borrowers or such Guarantor of this Amendment and the performance by the Borrowers or such Guarantor of the Credit Agreement, as amended hereby, have been duly authorized by all necessary action, and the Borrowers has all requisite power, authority and legal right to execute, deliver and perform this Amendment and to perform the Credit Agreement, as amended hereby.

(b)           This Amendment and the Credit Agreement, as amended hereby, is a legal, valid and binding obligation of the Borrowers or such Guarantor, enforceable against the Borrowers or such Guarantor in accordance with the terms thereof, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(c)           The representations and warranties contained in Section 4 of the Credit Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) after giving effect to this Amendment on and as of the Amendment No. 1 Effective Date as though made on and as of the Amendment No. 1 Effective Date (except to the extent such representations and warranties expressly relate to an earlier date), and no Event of Default or Default has occurred and is continuing on and as of the Amendment No. 1 Effective Date, or would result from this Amendment becoming effective in accordance with its terms.

(d)           To the Borrowers’ knowledge, the merger of the Parent’s pension plan with and into the pension plan of WHX shall not result in additional cost or liability to Parent.

6.           Reaffirmations and Acknowledgments.

(a)           Reaffirmation of Guaranty.  Each Guarantor consents to the execution and delivery by the Borrowers of this Amendment and jointly and severally ratify and confirm the terms of the Guaranty contained in Article 3 of the Credit Agreement with respect to the indebtedness now or hereafter outstanding under the Credit Agreement as amended hereby and all promissory notes issued thereunder.

(b)           Acknowledgment of Security Interests. Each Loan Party hereby acknowledges that, as of the date hereof, the security interests and Liens granted to Agent and the Lenders under the Credit Agreement and the other Loan Documents are in full force and effect and are enforceable in accordance with the terms of the Credit Agreement and the other Loan Documents.

7.           Consent to H&H Security Documents.  Notwithstanding anything to the contrary contained in the Credit Agreement or the Intercreditor Agreement,  each of Agent and the Lenders does hereby consent to the execution and delivery of (A) that certain limited guaranty duly executed by H&H and its applicable Subsidiaries in favor of the Second Lien Agent, and (B) the H&H Security Agreement, duly executed by H&H, each of it’s applicable Subsidiaries, and the Second Lien Agent; together with such mortgages, title and surveys delivered pursuant to Amendment No.1 to the Second Lien Credit Agreement, in each case (i) in the form delivered to Agent in connection herewith or, with respect to any documents delivered after the date hereof, which include terms and conditions that provide the Second Lien Agent with no greater rights than the rights contained in the existing Mortgages (as defined in the Second Lien Credit Agreement) and (ii) for so long as the Borrower shall have not satisfied the Release Conditions or Replacement Conditions (as defined in the Second Lien Credit Agreement).

8.           Miscellaneous.

(a)             Continued Effectiveness of the Credit Agreement.  Except as otherwise expressly provided herein, the Credit Agreement and the other Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, except that on and after the Amendment No. 1 Effective Date (i) all references in the Credit Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended by this Amendment, and (ii) all references in the other Loan Documents to the “Credit Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended by this Amendment.  To the extent that the Credit Agreement or any other Loan Document purports to pledge to Agent, or to grant to Agent, a security interest or lien, such pledge or grant is hereby ratified and confirmed in all respects.  Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as an amendment of any right, power or remedy of Agent and the Lenders (including the Issuing Lender) under the Credit Agreement or any other Loan Document, nor constitute an amendment of any provision of the Credit Agreement or any other Loan Document.

(b)             Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Amendment by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Amendment.

(c)             Headings.  Section headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

(d)             Costs and Expenses.  The Borrowers agree to pay on demand all reasonable fees, costs and expenses of Agent and the Lenders in connection with the preparation, execution and delivery of this Amendment.

(e)             Amendment as Loan Document.  The Borrowers and each Guarantor hereby acknowledge and agree that this Amendment constitutes a “Loan Document” under the Credit Agreement.  Accordingly, it shall be an Event of Default under the Credit Agreement if (i) any representation or warranty made by the Borrowers or any Guarantor under or in connection with this Amendment shall have been untrue, false or misleading in any material respect when made, or (ii) the Borrowers or any Guarantor shall fail to perform or observe any term, covenant or agreement contained in this Amendment.

(f)             Governing Law.  This Amendment shall be governed by the laws of the State of New York.

(g)             Waiver of Jury Trial.  THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AMENDMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

[Remainder of this Page Intentionally Left Bank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

BORROWERS:	ARLON, INC., a Delaware corporation

	By:	/s/
Title:

ARLON VISCOR LTD., a Texas limited partnership

	By:	Arlon Partners, Inc.,
Its General Partner

	By:	/s/
Title:

ARLON SIGNTECH, LTD., a Texas limited partnership

	By:	Arlon Partners, Inc.,
Its General Partner

	By:	/s/
Title:

KASCO CORPORATION, a Delaware corporation

	By:	/s/
Title:

SOUTHERN SAW ACQUISITION CORPORATION, a Delaware corporation

	By:	/s/
Title:

PARENT:	BAIRNCO CORPORATION, a Delaware corporation

	By:	/s/
Title:

SUBSIDIARY GUARANTORS:	ARLON PARTNERS, INC., a Delaware corporation

	By:	/s/
Title:

ARLON MED INTERNATIONAL LLC, a Delaware limited liability company

	By:	/s/
Title:

ARLON ADHESIVES & FILMS, INC., a Texas corporation

	By:	/s/
Title:

KASCO MEXICO LLC, a Delaware limited liability company

	By:	/s/
Title:

AGENT AND LENDERS:	WELLS FARGO FOOTHILL, INC., a California corporation, as Agent and as a Lender, on behalf of itself and its affiliate assigns

	By:	/s/
Title: